Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7141 F 208 395 7400

News Release	For Immediate Release: August 2, 2012

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for Second Quarter 2012
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $13.7 million, or $0.14 per diluted share, for second quarter 2012, compared with net income of $11.9 million, or $0.11 per diluted share, for the same period in 2011. EBITDA was $75.1 million for second quarter 2012, compared with $70.5 million for second quarter 2011.
"Our businesses performed well in second quarter 2012. Total sales grew 6% and net income grew 15% over second quarter 2011. These results were driven by record quarterly sales from our packaging business and improved earnings in our paper business. Additionally, we efficiently and safely worked through annual maintenance outages at three of our mills during the quarter," said Alexander Toeldte, president and chief executive officer.
"We continue to integrate Tharco and Hexacomb into our packaging business, increasing our vertical integration. In our paper business, increased sales volumes of label and release papers offset secular declines in communication papers," said Mr. Toeldte.
"As we look ahead to third quarter, we anticipate improved selling prices, moderately increasing chemical and energy costs, and lower annual outage costs. We continue to focus on building shareholder value through well-performing operations, disciplined capital allocation, and growth."

Second Quarter Highlights

• Overall sales of $637.8 million, up 6% from second quarter 2011

• Net income of $13.7 million, up 15% from second quarter 2011

• EBITDA of $75.1 million, up 7% from second quarter 2011

• Record sales in Packaging segment of $284.8 million, up 17% from second quarter 2011

Financial Highlights
(in millions, except per-share data)

	2Q 2012	2Q 2011	1Q 2012
Sales	$637.8	$603.1	$644.8
Net income	$13.7	$11.9	$21.3
Net income per diluted share	$0.14	$0.11	$0.21
Weighted average diluted shares outstanding	101.0	111.8	101.4
EBITDA (1)	$75.1	$70.5	$87.4

(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

Packaging Segment
Packaging segment sales for second quarter 2012 were $284.8 million, an increase of $41.5 million, or 17%, compared with second quarter 2011. The acquisition of Hexacomb on December 1, 2011, increased our corrugated product sales volumes, compared with the prior period. Additionally, corrugated sales volumes for our other operations also increased. During the quarter, we continued to increase our vertical integration as a result of our acquisitions of Tharco and Hexacomb, successfully reducing our exposure to linerboard export markets, which experienced a significant decline in selling prices, compared with the prior-year quarter. In second quarter 2012, we sold 31% less linerboard to external markets, compared with the same quarter a year ago. Packaging segment sales for second quarter 2012 were up 5%, compared with first quarter 2012, a result of higher corrugated product and newsprint sales volumes and higher net selling prices of linerboard. In July, we announced a $50-per-short-ton increase on linerboard sales. Due to our increased vertical integration, we expect to recognize most of the benefits of the price increase in the fourth quarter.
Packaging segment EBITDA was $40.0 million for second quarter 2012, flat compared with $40.3 million for the same period last year. Compared with second quarter 2011, the benefits from higher corrugated sales volumes and lower energy costs were offset by higher annual maintenance outage costs and increased chemical costs. In 2011, our maintenance outage occurred in first quarter, while in 2012 the majority of the outage occurred in second quarter. This also resulted in reduced linerboard available for external sales. Packaging segment EBITDA increased $2.1 million in second quarter 2012, or 5%, compared with first quarter 2012, due primarily to lower fiber and energy costs, offset by increased maintenance outage costs.
Paper Segment
Paper segment sales for second quarter 2012 were $363.3 million, a decrease of $7.8 million, or 2%, compared with second quarter 2011, due to decreased net selling prices and volumes of market pulp. Net selling prices of uncoated freesheet decreased slightly and volumes remained flat, compared with second quarter 2011. Paper segment sales decreased $19.1 million, or 5%, compared with first quarter 2012, due to decreased volumes and prices of uncoated freesheet.
Paper segment EBITDA was $40.9 million for second quarter 2012, an increase of $5.4 million, or 15%, compared with second quarter 2011. Lower natural gas prices and lower fiber costs were offset partially by the effect of weak market pulp sales and higher chemical input costs. Paper segment EBITDA for second quarter 2012 decreased $14.3 million from first quarter 2012 as a result of maintenance outage costs and decreased sales volumes of uncoated freesheet, offset by lower energy costs.
Other
Selling and distribution costs were $30.6 million in second quarter 2012, an increase of $1.1 million, compared with second quarter 2011. Selling and distribution costs were flat from $30.6 million in first quarter 2012. General and administrative expenses were $20.0 million in second quarter 2012, an increase of $5.4 million, compared with $14.6 million in second quarter 2011, and flat from $20.0 million in first quarter 2012. The increase compared with the prior-year quarter is due primarily to Hexacomb, which was acquired in December 2011.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, August 2, 2012, at 12:00 p.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for two weeks following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
A replay of the conference call will be available in Webcasts & Presentations from August 2, 2012, at 2:00 p.m. ET through August 22, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is10077042.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.
Segment Highlights
(unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	146.0	154.2	152.6	298.6	292.0
Linerboard, External sales	38.2	55.5	53.0	91.1	117.4
Newsprint	58.3	59.7	54.8	113.0	114.3
Corrugated containers and sheets (mmsf) (a)	2,485	2,228	2,433	4,918	4,139
Input costs
Fiber, including purchased rollstock	$39.2	$42.9	$54.5	$93.7	$73.2
Energy	13.4	16.9	15.0	28.4	33.7
Chemicals	10.4	8.5	10.2	20.6	17.8
Total input costs	63.0	68.3	79.6	142.7	124.7
Outage costs	5.9	3.4	1.8	7.7	9.9
EBITDA	40.0	40.3	37.9	77.9	64.9
EBITDA excluding special items (b)	40.0	40.3	37.9	77.9	67.1
Assets	943.5	755.1	932.0
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet (c)	312.5	312.7	325.1	637.6	623.6
Corrugating medium	34.2	34.1	32.5	66.7	66.8
Market pulp	10.3	16.6	8.5	18.8	38.5
Input costs
Fiber	$88.0	$94.7	$91.5	$179.6	$180.7
Energy	32.2	35.8	35.0	67.2	71.8
Chemicals	53.1	48.1	53.3	106.4	93.1
Total input costs	173.3	178.7	179.9	353.2	345.6
Outage costs	9.8	13.7	—	9.8	13.7
EBITDA and EBITDA excluding special items (b)	40.9	35.5	55.2	96.0	98.5
Assets	1,198.3	1,190.6	1,207.6

	2Q 2012 vs. 2Q 2011	2Q 2012 vs. 1Q 2012	YTD 2012 vs. YTD 2011
Packaging
Change in net sales prices (dollars per short ton, except corrugated):
Linerboard, Total	$(10)	$3	$(6)
Linerboard, External sales	(21)	6	(25)
Newsprint	2	2	—
Corrugated containers and sheets ($/msf) (a)	(5)	—	(2)
Paper
Change in net sales prices (dollars per short ton):
Uncoated freesheet (c)	$(4)	$(4)	$(9)
Corrugating medium	(6)	(1)	4
Market pulp	(150)	4	(136)
____________
(a) Includes corrugated container and sheet volumes for Tharco and protective packaging product volumes for Hexacomb since the acquisitions on March 1 and December 1, 2011, respectively.
(b) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."
(c) Includes cut-size office papers, printing and converting papers, and label and release papers.

Boise Inc.
Consolidated Statements of Income
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Sales
Trade	$618,585	$592,784	$633,528	$1,252,113	$1,153,104
Related parties	19,255	10,351	11,318	30,573	18,794
	637,840	603,135	644,846	1,282,686	1,171,898

Costs and expenses
Materials, labor, and other operating expenses (1)	507,343	485,001	502,299	1,009,642	934,071
Fiber costs from related parties	4,466	4,383	4,946	9,412	8,823
Depreciation, amortization, and depletion	37,303	36,090	37,556	74,859	70,064
Selling and distribution expenses	30,568	29,483	30,642	61,210	48,856
General and administrative expenses	20,035	14,622	20,008	40,043	27,319
Other (income) expense, net	381	(813)	(300)	81	264
	600,096	568,766	595,151	1,195,247	1,089,397

Income from operations	37,744	34,369	49,695	87,439	82,501

Foreign exchange gain	102	55	157	259	187
Interest expense	(15,433)	(16,072)	(15,365)	(30,798)	(32,439)
Interest income	54	74	44	98	152
	(15,277)	(15,943)	(15,164)	(30,441)	(32,100)

Income before income taxes	22,467	18,426	34,531	56,998	50,401
Income tax provision	(8,805)	(6,529)	(13,193)	(21,998)	(19,810)
Net income	$13,662	$11,897	$21,338	$35,000	$30,591

Weighted average common shares outstanding (2):
Basic	100,116	106,754	99,052	99,584	93,928
Diluted	101,008	111,772	101,414	101,182	101,117

Net income per common share (2):
Basic	$0.14	$0.11	$0.22	$0.35	$0.33
Diluted	$0.14	$0.11	$0.21	$0.35	$0.30
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Segment sales
Packaging	$284,772	$243,318	$272,293	$557,065	$446,711
Paper	363,258	371,052	382,432	745,690	746,232
Intersegment eliminations and other	(10,190)	(11,235)	(9,879)	(20,069)	(21,045)
	$637,840	$603,135	$644,846	$1,282,686	$1,171,898

Segment income (loss)
Packaging (1)	$24,846	$27,494	$22,435	$47,281	$41,120
Paper	19,575	13,150	33,949	53,524	54,120
Corporate and Other	(6,575)	(6,220)	(6,532)	(13,107)	(12,552)
	37,846	34,424	49,852	87,698	82,688

Interest expense	(15,433)	(16,072)	(15,365)	(30,798)	(32,439)
Interest income	54	74	44	98	152
Income before income taxes	$22,467	$18,426	$34,531	$56,998	$50,401

EBITDA (4)
Packaging (1)	$39,995	$40,343	$37,920	$77,915	$64,942
Paper	40,880	35,513	55,164	96,044	98,535
Corporate and Other	(5,726)	(5,342)	(5,676)	(11,402)	(10,725)
	$75,149	$70,514	$87,408	$162,557	$152,752
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	June 30, 2012	December 31, 2011
ASSETS

Current
Cash and cash equivalents (3)	$59,502	$96,996
Receivables
Trade, less allowances of $1,091 and $1,343	240,157	228,838
Other	8,033	7,622
Inventories	327,259	307,305
Deferred income taxes	6,928	20,379
Prepaid and other	14,314	6,944
	656,193	668,084

Property
Property and equipment, net	1,223,631	1,235,269
Fiber farms	22,331	21,193
	1,245,962	1,256,462

Deferred financing costs	28,940	30,956
Goodwill	160,555	161,691
Intangible assets, net	152,634	159,120
Other assets	8,188	9,757
Total assets	$2,252,472	$2,286,070

For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	June 30, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$15,000	$10,000
Income taxes payable	825	590
Accounts payable	197,339	201,994
Accrued liabilities
Compensation and benefits	57,402	64,907
Interest payable	10,540	10,528
Other	25,847	22,540
	306,953	310,559

Debt
Long-term debt, less current portion	780,000	790,000

Other
Deferred income taxes	172,273	161,260
Compensation and benefits	156,107	172,394
Other long-term liabilities	54,515	57,010
	382,895	390,664

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,487 shares and 100,272 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,423)	(121,421)
Additional paid-in capital	865,206	866,901
Accumulated other comprehensive income (loss)	(119,549)	(121,962)
Retained earnings (3)	158,378	171,317
Total stockholders’ equity	782,624	794,847

Total liabilities and stockholders’ equity	$2,252,472	$2,286,070
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Six Months Ended June 30
	2012	2011
Cash provided by (used for) operations
Net income	$35,000	$30,591
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	77,190	73,188
Share-based compensation expense	2,729	1,771
Pension expense	5,474	5,875
Deferred income taxes	12,610	17,182
Other	(43)	298
Decrease (increase) in working capital, net of acquisitions
Receivables	(12,050)	(11,060)
Inventories	(20,224)	8,640
Prepaid expenses	(4,869)	(3,326)
Accounts payable and accrued liabilities	(14,061)	(4,505)
Current and deferred income taxes	7,452	690
Pension payments	(18,191)	(25,291)
Other	2,110	2,049
Cash provided by operations	73,127	96,102
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	—	(200,832)
Expenditures for property and equipment	(52,457)	(53,737)
Purchases of short-term investments	—	(3,494)
Maturities of short-term investments	—	14,114
Other	586	1,318
Cash used for investment	(51,871)	(242,631)
Cash provided by (used for) financing
Payments of special dividend (3)	(47,483)	(47,916)
Issuances of long-term debt	—	75,000
Payments of long-term debt	(5,000)	(93,750)
Proceeds from exercise of warrants (2)	—	284,785
Other	(6,267)	(2,160)
Cash provided by (used for) financing	(58,750)	215,959
Increase (decrease) in cash and cash equivalents	(37,494)	69,430
Balance at beginning of the period	96,996	166,833
Balance at end of the period	$59,502	$236,263
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2011 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2012, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.
On March 1 and December 1, 2011, we completed the acquisitions of Tharco Packaging (Tharco) and Hexacomb Corporation (Hexacomb), respectively. Total cash consideration was $200 million and $125 million, respectively, subject to post-closing adjustments. Financial results for Tharco and Hexacomb are included in our Packaging segment from their acquisition dates forward.

1.
In connection with the Tharco purchase price allocation, inventories were written up to their estimated fair market value. As the related inventories were sold, we recognized $2.2 million of expense in "Materials, labor, and other operating expenses" in our Consolidated Statement of Income for the six months ended June 30, 2011.

2.
During the six months ended June 30, 2011, warrant holders exercised their warrants, resulting in the issuance of 38.4 million common shares and cash proceeds of $284.8 million. We repurchased 21.2 million common shares in the second half of 2011.

3.	During the six months ended June 30, 2012 and 2011, we paid special cash dividends of $47.5 million and $47.9 million, respectively.

4.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three and six months ended June 30, 2012 and 2011, and the three months ended March 31, 2012 (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Net income	$13,662	$11,897	$21,338	$35,000	$30,591
Interest expense	15,433	16,072	15,365	30,798	32,439
Interest income	(54)	(74)	(44)	(98)	(152)
Income tax provision	8,805	6,529	13,193	21,998	19,810
Depreciation, amortization, and depletion	37,303	36,090	37,556	74,859	70,064
EBITDA	$75,149	$70,514	$87,408	$162,557	$152,752

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three and six months ended June 30, 2012 and 2011, and the three months ended March 31, 2012 (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Packaging
Segment income	$24,846	$27,494	$22,435	$47,281	$41,120
Depreciation, amortization, and depletion	15,149	12,849	15,485	30,634	23,822
EBITDA	$39,995	$40,343	$37,920	$77,915	$64,942
Inventory purchase accounting expense	—	—	—	—	2,200
EBITDA excluding special items	$39,995	$40,343	$37,920	$77,915	$67,142

Paper
Segment income	$19,575	$13,150	$33,949	$53,524	$54,120
Depreciation, amortization, and depletion	21,305	22,363	21,215	42,520	44,415
EBITDA and EBITDA excluding special items	$40,880	$35,513	$55,164	$96,044	$98,535

Corporate and Other
Segment loss	$(6,575)	$(6,220)	$(6,532)	$(13,107)	$(12,552)
Depreciation, amortization, and depletion	849	878	856	1,705	1,827
EBITDA and EBITDA excluding special items	$(5,726)	$(5,342)	$(5,676)	$(11,402)	$(10,725)

EBITDA	$75,149	$70,514	$87,408	$162,557	$152,752

EBITDA excluding special items	$75,149	$70,514	$87,408	$162,557	$154,952
The following table reconciles net income to net income excluding special items and presents net income excluding special items per diluted share for the three and six months ended June 30, 2012 and 2011, and the three months ended March 31, 2012 (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2012	2011	2012	2012	2011
Net income	$13,662	$11,897	$21,338	$35,000	$30,591
Inventory purchase accounting expense	—	—	—	—	2,200
Tax provision for special items (a)	—	—	—	—	(851)
Net income excluding special items	$13,662	$11,897	$21,338	$35,000	$31,940

Weighted average diluted shares outstanding:	101,008	111,772	101,414	101,182	101,117
Net income per diluted share excluding special items	$0.14	$0.11	$0.21	$0.35	$0.32
____________
(a)Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

The following table reconciles cash provided by operations to free cash flow for the six months ended June 30, 2012 and 2011 (unaudited, dollars in thousands):

	Six Months Ended June 30
	2012	2011
Cash provided by operations	$73,127	$96,102
Expenditures for property and equipment	(52,457)	(53,737)
Free cash flow	$20,670	$42,365